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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1990 Incentive Stock Option Plan, the 1998 Stock Plan, the 1999 Stock Plan, the 2000 Stock Plan, the 2000 Employee Stock Purchase Plan, and the 2000 Director Option Plan, of our report dated February 25, 2000 (except as to Note 12, as which the date is May 8, 2000), with respect to the consolidated financial statements and schedule of New Focus, Inc. included in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-31396) and related Prospectus of New Focus, Inc., filed with the Securities and Exchange Commission on May 17, 2000.

                                                           /s/ Ernst & Young LLP


San Jose, California
May 17, 2000